As filed with the Securities and Exchange Commission on July 26, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Penwest Pharmaceuticals Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1513032
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer
Organization)	Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120

(Address of Principal Executive Offices)	(Zip Code)

Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan,
Nonstatutory Stock Option Agreement between Penwest Pharmaceutical Co.
and Dr. Alan Joslyn, Effective June 21, 2004
(Full Title of the Plan)
Robert J. Hennessey
President and Chief Executive Officer
Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120
(Name and Address of Agent For Service)

(877) 736-9378

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $0.001 par value per share (including the associated Preferred Stock Purchase Rights), under the:
Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan	1,650,000	$12.19 (2)	$20,113,500 (2)	$2,367.36
Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn, effective June 21, 2004	100,000	$11.06 (3)	$1,106,000 (3)	$130.18
Total:	1,750,000		$21,219,500	$2,497.54

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is estimated to be $12.19 based on the average of the high and low sales prices of the registrant’s Common Stock as reported on the Nasdaq National Market on July 21, 2005.

(3)	Based on the exercise price of $11.06 per share of the option being registered on this registration statement pursuant to Rule 457(h) under the Securities Act for the Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn, Effective June 21, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1. Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

     Item 2. Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act and the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not applicable.

     Item 6. Indemnification of Directors and Officers.

     The Washington Business Corporation Act and our Amended and Restated Bylaws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, under the registrant’s Amended and Restated Bylaws, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the registrant’s best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The registrant’s officers and directors are currently covered under director and officer liability insurance maintained by the registrant.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9. Undertakings.

     Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury, Connecticut, on this 25th day of July, 2005.

Penwest Pharmaceuticals Co.

By:	/s/ Robert J. Hennessey

Robert J. Hennessey
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Penwest Pharmaceuticals Co., hereby severally constitute and appoint Robert J. Hennessey and Jennifer L. Good, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Penwest Pharmaceuticals Co. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert J. Hennessey	President, Chief Executive	July 25, 2005

Robert J. Hennessey	Officer and Director
(Principal Executive Officer)

/s/ Jennifer L. Good	Senior Vice President,	July 25, 2005

Jennifer L. Good	Finance and Chief
Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Peter F. Drake	Director	July 25, 2005

Peter F. Drake

/s/ Paul E. Freiman	Director	July 25, 2005

Paul E. Freiman

/s/ Rolf H. Henel	Director	July 25, 2005

Rolf H. Henel

Signature	Title	Date
/s/ John N. Staniforth	Director	July 25, 2005

John N. Staniforth

/s/ Anne M. VanLent	Director	July 25, 2005

Anne M. VanLent

INDEX TO EXHIBITS

Number	Description
4.1(1)	Amended and Restated Articles of Incorporation of Penwest Pharmaceuticals Co., as amended

4.2(2)	Amended and Restated By-laws of Penwest Pharmaceuticals Co.

4.3(3)	Rights Agreement, dated July 27, 1998, between Penwest Pharmaceuticals Co. and the Rights Agent

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on June 7, 2005)

99.2	Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn, effective June 21, 2004

(1)	Incorporated by reference to Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2004 (File No. 000-23467).

(2)	Incorporated by reference to Exhibits to the registrant’s Registration Statement on Form S-1 (File No. 333-38389).

(3)	Incorporated by reference to Exhibits to the registrant’s Registration Statement on Form 10 filed with the SEC on June 22, 1998 and July 31, 1998. (File No. 000-23467).